Exhibit 5.1

150 Third Avenue South, Suite 2800
Nashville, TN  37201
(615) 742-6200

May 16, 2022

CoreCivic, Inc.
5501 Virginia Way, Suite 110
Brentwood, Tennessee 37027

Re:	Registration Statement on Form S-8 relating to the CoreCivic, Inc. Amended and Restated 2020 Stock Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to CoreCivic, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 5,900,000 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company issuable pursuant to the Plan.

In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents.  As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.  For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares of Common Stock issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

The opinion expressed above is limited to the Maryland General Corporation Law.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinion expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Bass, Berry & Sims PLC